TERM NOTE

$2,536,873.82	Lexington, Kentucky
October 1, 2010

FOR VALUE RECEIVED, the undersigned, SE ACQUISITIONS, LLC, a Kentucky limited liability company and LIGHTYEAR NETWORK SOLUTIONS, INC., a Nevada corporation doing business in Kentucky as Lightyear Network Solutions (KY), Inc. (collectively the “Makers” and individually a “Maker”), hereby jointly and severally promise and agree to pay to the order of COMMUNITY TRUST BANK, INC., a Kentucky banking corporation, with its principal office and place of business at 346 North Mayo Trail, Pikeville, Pike County, Kentucky 41501, its successors and assigns (the “Bank”), the principal sum of Two Million Five Hundred Thirty-Six Eight Hundred Seventy-Three and 82/100 dollars ($2,536,873.82), or the amount actually disbursed and outstanding hereon from time to time, together with all accrued interest thereon computed and payable in the manner set forth below.  The unpaid principal balance of, and all accrued interest on, this Note, unless sooner paid, shall be due and payable in full on September 30, 2015 (the “Maturity Date”).

The indebtedness evidenced by this Note and the obligations created hereby are secured by the “Security Instruments,” as that term is defined in that certain Loan Agreement of even date herewith (the “Loan Agreement”) by and among the Bank and the Maker, and such other and/or future security granted the Bank by either Maker or others (collectively, the “Security Instruments”).  Further, this Note is the Note referred to in the Loan Agreement and is entitled to all of the benefits thereof and security therefor. All terms defined in the Loan Agreement, unless otherwise defined herein, shall have the same meaning in this Note.  The proceeds of this Note shall be used in accordance with the terms of the Loan Agreement.

The interest rate applicable at any time to the outstanding balance of this Note is herein referred to as the “Borrowing Rate.”  From the date of this Note until this Note shall have been paid in full, the outstanding principal balance of this Note, as the same shall exist from time to time, shall bear interest at a daily floating rate per annum equal to the Prime Rate, as herein defined, in effect from time to time calculated on the basis of an assumed 360-day year for the actual number of days elapsed, plus 1% per annum, but in no event less than 5% per annum nor more than 6.5% per annum.  The “Prime Rate” shall at any time mean the interest rate per annum most recently quoted from time to time by The Wall Street Journal (“WSJ”) as the “Prime Rate” on corporate loans in effect at large United States money center commercial banks.  In the event WSJ quotes more than one prime rate as the “Prime Rate,” the “Prime Rate” shall be the highest “Prime Rate” quoted.  In the event the WSJ ceases to publish such a “Prime Rate,” the “Prime Rate” for purposes of this Note shall be the interest rate designated and announced from time to time by the Bank as its “Prime Rate” in effect at its principal office although such rate may not be the lowest rate available at that particular time on loans of similar nature.  The Borrowing Rate which this Note bears shall be adjusted automatically, from time to time, on the same day on which such “Prime Rate” is quoted by the WSJ or changed by the Bank, as the case may be.

Commencing on October 31, 2010 and continuing on the same day of each calendar month until the earlier of the Maturity Date or the date the principal balance and all accrued but unpaid interest is paid in full, Makers shall make payments, consisting of principal and interest in the amount necessary to pay in full this Note over a term of 60 months from the date hereof (the “Amortization Term”).  Based on the Borrowing Rate of five percent (5%) in effect as of the date of this Note, the initial monthly payment of principal and interest is $47,873.94 per month.  The Makers acknowledge that the monthly payment shall change at such time as the Borrowing Rate changes or as otherwise required to pay in full this Note based on (i) the remaining number of months in the Amortization Term, (ii) the outstanding balance of principal and interest as of such time, and (iii) the Borrowing Rate then in effect.  For example, if the Borrowing Rate shall change on January 1, 2011, the Bank shall recalculate the monthly payment of principal and interest required to pay in full the Note given (i) the remaining number of months in the Amortization Term, (ii) the outstanding balance of principal and accrued but unpaid interest as of such time, and (iii) the Borrowing Rate then in effect.   All payments shall be applied to accrued interest and principal as the Bank may elect.  No partial prepayment of this Note shall reduce or eliminate any monthly payment required hereunder and all prepayments shall be applied to payments in inverse order of maturity.

The Makers acknowledge that on the Maturity the entire outstanding principal balance and all accrued but unpaid interest on this Note shall be due and payable in full.

If any installment of interest or principal on this Note is not paid by the end of thirty (30) calendar days after the date it is due, the Bank may, at any time thereafter, increase the interest rate applicable to the outstanding principal balance of this Note to a rate which is two percent (2%) in excess of the Borrowing Rate specified above otherwise applicable to the principal of this Note (the “Default Rate”).  In addition, if any installment of interest or principal on this Note is not paid by the end of ten (10) calendar days after the date it is due, the Makers shall pay to the Bank a late charge equal to 5% of the payment missed.  If any payment is made by check returned for non-sufficient funds, the Makers shall pay to the Bank a service fee of $30.00 for each such returned item.  The assessment or collection of Default Rate interest, the late charge or any service fee shall not constitute a waiver of any default resulting from any failure to timely pay any payment due pursuant to this Note.

This Note may be voluntarily prepaid in whole or in part at any time subject to a prepayment premium unless such prepayment (i) results from a refinancing by the Bank or (ii) is paid with excess cash flow generated in the ordinary course of business of SE Acquisitions, LLC and not obtained from any outside source of financing.  To the extent the principal balance of this Note is prepaid and not exempted under (i) or (ii) above, the following premium shall be paid on the amount so prepaid within the applicable time period below:

Closing Date through September 30, 2011	3% of the amount prepaid
October 1, 2011 through September 30, 2012	2% of the amount prepaid
October 1, 2012 through September 30, 2013	1% of the amount prepaid

This Note may be prepaid in whole or in part at any time, without premium or penalty after September 30, 2013.  Any partial prepayment shall be applied first to accrued interest due and owing on this Note, with the balance being applied to principal.  Provided, however, no partial prepayment shall postpone the due date of any installment of interest due on this Note unless and until this Note is paid and performed in full.

If, notwithstanding the assessment or collection of the Default Rate or any other fee or charge, (i) there is a default in the payment of principal and/or interest as and when the same is or becomes due hereunder and the same continues for a period of ten (10) days after such due date; (ii) the Makers fail in the timely performance of any term, covenant or condition required to be kept, observed or performed under this Note; or (iii) if any Event of Default occurs under the Loan Agreement or any of the other “Loan Documents” as that term is defined in the Loan Agreement; such occurrence, or the occurrence of more than one, shall constitute an “Event of Default” under this Note.  Upon the occurrence of any Event of Default, the Bank or any subsequent holder of this Note may, without notice or demand, declare all sums of principal and interest evidenced hereby to be accelerated and immediately due and payable, and the Bank may thereupon exercise all rights and remedies granted it by the Loan Agreement, the Security Instruments, the other Loan Documents, or available to it in law or equity.  Upon any Event of Default under this Note, the Makers agree to pay all costs of collection, and/or costs relating to modifying or further securing the Note, when incurred by the Bank, including, but not limited to, reasonable attorneys’ fees.  If any suit or action is instituted to enforce this Note, the Makers agree to pay to the Bank, in addition to the costs and disbursements otherwise allowed by law, such sums as may be adjudged reasonable attorneys’ fees, court costs, and all other expenses in collecting or attempting to collect or securing or attempting to secure this Note or in connection with any of the foregoing, provided the same is legally allowed by the law of any state where the subject collateral or any part thereof is situated, and under applicable federal law.

Failure of the Bank to exercise any of its rights and remedies shall not constitute a waiver of the right to exercise the same at that or any other time.  All rights and remedies of the Bank following an Event of Default hereunder or under any of the instruments referred to herein shall be cumulative to the greatest extent permitted by law.  Time shall be of the essence in the payment of all installments of interest and principal on this Note and the performance of the Makers’ other obligations hereunder.

The Makers, and all endorsers or guarantors hereof and each of them, hereby expressly waive presentment, demand, notice of dishonor, protest, notice of protest and nonpayment and further waive all exemptions to which they may now or hereafter be entitled under the laws of Kentucky or any other state or of the United States, and further agree that the Bank or any subsequent holder hereof shall have the right, without notice, to deal in any way, at any time, with the Makers, endorsers, or guarantors hereof, and to grant the Makers hereof any extension of time for payment of this Note, or any other indulgence or forbearance whatsoever, and may release any security for the payment of this Note, and/or modify the terms of any of the Security Instruments referred to herein or otherwise securing or pertaining to this Note, and may release either Maker, or any endorser or any guarantor of this Note from liability for payment hereof, in every instance without the consent of the Makers, endorsers or guarantors hereof and without in any manner affecting the liability of the Makers hereunder or any guarantor or endorser hereof, and all without waiving any rights the Bank or any subsequent holder of this Note may have hereunder or by virtue of the laws of Kentucky or of any other state or of the United States.  The liability of the Makers and any guarantor hereunder and in connection herewith shall not in any way be diminished, released, voided or adversely affected as a result of the invalidity of any document relating to the loan evidenced hereby, including any document or instrument purporting to secure the indebtedness evidenced by this Note, or by the release of any or all of the security for the indebtedness evidenced by this Note or as a result of the Bank not requiring any or all of the Security Instruments to be executed or properly perfected and filed or as a result of any other defect in the lien or security interest of the Bank on any or all of the security for this Note even if through the fault or negligence of the Bank.  The Makers and any guarantor hereof acknowledge that the Bank may perfect its security interest and/or lien on some, but not all of the collateral described in the Security Instruments, and may or may not, at its sole option, require any other or further security in connection herewith.  The Makers and any guarantor hereof hereby waive any and all claims and defenses arising out of, or in any way relating to, such failure on the part of the Bank to perfect its security interest in, and/or lien on, all, or any portion, of any collateral intended to secure this Note.  This Note is a full recourse obligation of the Makers.

This Note shall be governed and construed in accordance with the laws of the Commonwealth of Kentucky.

All payments due on this Note shall be paid to the Bank in immediately available funds, at its principal place of business in Pikeville, Kentucky, or to such other person or at such other address as the Bank or any subsequent holder hereof may specify in writing from time to time.

The invalidity or unenforceability of any provision of this Note in general or in any particular circumstance shall not affect the validity or enforceability of any one or more of the other provisions of this Note or the validity of such provision as applied to any other circumstance.  The Makers agree that this Note and all provisions hereof shall be interpreted so as to give effect and validity to all the provisions hereof to the fullest extent permitted by law.  Any references in this Note to the Loan Agreement, the Security Instruments or any other document related to the loan evidenced hereby shall be deemed to be references to such agreements, instruments and documents as they now exist or are hereafter modified in writing by the parties thereto.

JURISDICTION.  MAKERS HEREBY IRREVOCABLY AGREE AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN PIKE COUNTY, KENTUCKY AND MAKERS WAIVE ANY OBJECTION BASED ON AN INCONVENIENT FORUM AND ANY OBJECTION TO VENUE OF ANY SUCH ACTION OR PROCEEDING.

JURY TRIAL WAIVER.  MAKERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OUT OF ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER WRITTEN OR ORAL) OR ACTIONS OF THE MAKERS OR THE BANK.

IN WITNESS WHEREOF, the Makers have executed this Note on the date first above written.

SE ACQUISITIONS, LLC

By:	/s/ Stephen Lochmueller
Stephen Lochmueller
President

Address:

1901 Eastpoint Pkwy.
Louisville, KY 40223

TIN:

LIGHTYEAR NETWORK SOLUTIONS, INC.

By:	/s/ Stephen Lochmueller
Stephen Lochmueller
President

Address:

1901 Eastpoint Pkwy.
Louisville, KY 40223

TIN:

(“Makers”)